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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ONBANCorp, Inc.:

    We consent to the use of our report dated January 22, 1997, relating to the consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period December 31, 1996, which report has been incorporated herein by reference in the December 31, 1996 annual report on Form 10-K of ONBANCorp, Inc.

    We also consent to the reference to our firm under the heading "Experts" in the prospectus.

 /s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP

Syracuse, New York
February 9, 1998